Exhibit 99.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of June 20, 2006, by and among TELEMANAGEMENT SERVICES, INC. d/b/a TMS PROFESSIONAL MARKETS GROUP, a Delaware corporation (the "Company"), ACCESS WORLDWIDE COMMUNICATIONS, a Delaware corporation (the "Shareholder") and TMS PROFESSIONAL MARKETS GROUP, LLC, a Delaware limited liability company (the "Buyer").

                                    RECITALS
                                    --------

         A. The Buyer desires to purchase substantially all of the Company's assets.

         B. The Company desires to sell and the Buyer desires to purchase such assets upon the terms and subject to the conditions set forth herein.

         C. The Shareholder owns 100% of the Company's outstanding capital stock.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below.

         "Acquired Assets" has the meaning given such term in Section 2.1(a).

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person(s) specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of at least fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

         "Agreement" has the meaning given such term in the preface above.

         "Assumed Liabilities" has the meaning given such term in
Section 2.1(c).

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         "Benefit Program or Agreement" means any employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in
Section 3.07(a)(i).

         "Business" means the business of providing sales and marketing communications services to health care clients including, without limitation, pharmaceutical, biotech, medical device, medical diagnostic, and other related pharmaceutical or health care companies. These services include both outbound or inbound communications with health care professionals (physicians, physician assistants, nurse practitioners, nurses, and other health care professionals), pharmacists, patients, and health care consumers such as product detailing to physician offices, physician and pharmacist profiling, patient education and other direct to consumer programs, disease management, pharmacy stocking, pharmacy education & awareness, vacant territory management, direct-to-consumer call handling, patient compliance/persistency programs, patient acquisition programs, consumer affairs, customer service, clinical trial recruitment and screening. Types of communications utilized include inbound and outbound telephone calls (including land lines, wireless, IVR, and VOIP), email and web-based communications, faxing, and fulfillment services including, without limitation, direct mail, package, coupon fulfillment and rebate fulfillment. Notwithstanding the foregoing, the services performed by AM Medica Communications Group, a wholly owned subsidiary of the Shareholder, which includes (i) organizing meetings that provide medical education programs, (ii) the production of medical publications and multimedia, and (iii) medical symposia and research award programs, shall not be included within this definition.

         "Buyer Indemnified Party" has the meaning given such term in Section
8.1.

         "Claim Notice" has the meaning given such term in Section 8.3. "Claims" has the meaning given such term in Section 8.3.

         "Closing" has the meaning given such term in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended (or any successor law).

         "Company" has the meaning given such term in the preface above.

         "Company Indemnified Party" has the meaning given such term in
Section 8.2.

         "Company Indemnifying Party" has the meaning given such term in
Section 8.1.

         "Confidential Information" has the meaning given such term in
Section 10.11.

         "Conveyance Documents" has the meaning given such term in
Section 2.1(b).

         "Disclosure Schedule" means the disclosure schedule delivered by the Company and the Shareholder and forming a part of this Agreement.

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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended (or any successor law).

         "Excluded Assets" has the meaning given such term in Section 2.1(a)

         "Financial Statements" has the meaning given such term in Section 4.8.

         "GAAP" means U.S. generally accepted accounting principles consistently applied.

         "Hazardous Materials" means (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

         "Indemnified Party" has the meaning given such term in Section 8.3(a).

         "Indemnifying Party" has the meaning given such term in Section 8.3(a).

         "Intellectual Property" has the meaning given such term in Section 4.14(a).

         "Knowledge" means that which is known by a Person and that which a Person should know, after conducting a reasonable inquiry of all matters relating thereto.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable, (ii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iii) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Loss" has the meaning given such term in Section 8.1.

         "Material Adverse Effect" has the meaning given such term in
Section 4.2 hereof.

         "Most Recent Financial Statements" has the meaning given such term in
Section 4.8.

         "Most Recent Fiscal Month End" has the meaning given such term in
Section 4.8.

         "Net Working Capital" shall mean current assets, minus Assumed Liabilities, each determined in accordance with GAAP. For reference purposes only, a computation of the Company's Net Working Capital as of April 30, 2006 is attached hereto as Schedule 1.1.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" means collectively all the parties to this Agreement as specified in the preface above.

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         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

         "Plan" means each "employee benefit plan," as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA).

         "Post-Execution Schedules" has the meaning given such term in
Section 7.4.

         "Securities Act" means the Securities Act of 1933, as amended (or any successor law).

         "Services Sub-Contracting Agreement" means the agreement between the Buyer and the Shareholder, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Solvent" shall mean, with respect to any Person, that (i) the fair value of all of such Person's properties and assets is in excess of the total amount of its Indebtedness; (ii) it is able to pay its debts as they mature;
(iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not "insolvent" as such term is defined in Section 101(31) of Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

         "Third Party Claim" has the meaning given such term in Section 8.3(b).

         "Transaction Documents" means collectively this Agreement, the Disclosure Schedules, and the Services Sub-Contracting Agreement (including any and all exhibits, schedules and attachments to any such documents and any other documents executed in connection therewith).

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         1.2      Construction

                  As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. Treasury Regulations, (iii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iv) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (v) except as the context may require, all references to Schedules or Exhibits refer to Schedules or Exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vii) all references to "$" or "dollars" refer to U.S. dollars, (viii) any amount to be paid in "$" or "dollars" shall be paid in U.S. dollars, and (ix) the terms "herein", "hereunder", "hereby", "hereto" and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the parties hereto by reason of the extent to which such party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof.

                                   ARTICLE II
                      AGREEMENT TO CONTRIBUTE AND PURCHASE.

         2.1      Sale and Purchase of Assets.

                  (a) Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all assets and properties owned or used by the Company in connection with its business or the Shareholder in connection with the Business, except for (i) the Purchase Price and other rights of the Company under this Agreement, (ii) the Company's corporate minute book and stock records, and (iii) those assets specifically listed on Schedule 2.1(a) (such specifically listed assets in clauses (i), (ii) and (iii) being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                           (i)      all cash and cash equivalents and accounts
receivable;

                           (ii)     all raw materials, works-in-process,
inventories and other materials of the Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Company, including the right to collect and receive charges for services performed by the Company with respect thereto;

                           (iii)    all supplies, equipment, vehicles,
machinery, furniture, fixtures, leasehold improvements and other tangible property used by the Company in connection with its business, and the Company's interest as lessee in any leases with respect to any of the foregoing;

                           (iv)     all of the Company's right, title and
interest in and to its Contracts, including the Contracts listed or required to be listed on Schedule 4.10 hereto;

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

                           (v)      all proprietary knowledge, trade secrets,
confidential information, client lists, customer lists, databases, pharmacy lists, consumer data, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights used in the conduct of the Company's business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other intangible rights used in connection with the Company's business, including all files, manuals, documentation and source and object codes related thereto;

                           (vi)     all utility, security and other deposits and
prepaid expenses;

                           (vii)    the Company's business as a going concern
and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Company from its present and former shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company;

                           (viii)   all rights of the Company in and to its
corporate name "Telemanagement Services, Inc." and its d/b/a "TMS Professional Markets Group" and to all tradenames, trademarks and slogans used in its business, all variants thereof and all goodwill associated therewith;

                           (ix)     all rights to real property used by the
Company; and

                           (x)      all other property and rights of every kind
or nature used by the Company in the operation of its business.

It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Company is selling, all of the tangible and intangible assets attributable to or used by the Company in its business, including any such assets owned by the Shareholder, except the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the "Acquired Assets."

                  (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by the Company of the Assets to the Buyer in accordance with Section 2.1(a) hereof shall be effected on the Closing Date by the Company's execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to the Company's transfer of intangible rights, real property interests and other assets in form and scope reasonably satisfactory to Buyer (collectively the "Conveyance Documents"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

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

                  (c) Assumed Liabilities. At the Closing, the Buyer shall assume, and agree to satisfy and discharge as the same shall become due, (i) all trade accounts payable, accrued expenses and active rebate liabilities that have been incurred in the ordinary course of the Company's business and are reflected on Schedule 2.1(c), (ii) the Company's liabilities and other obligations arising subsequent to the Closing under (x) the Contracts listed on Schedule 4.10, and
(y) all other Contracts entered into by the Company in the ordinary course of its business (including open purchase orders) and not required to be listed on
Schedule 4.10, in each case to the extent that the Company's rights thereunder are effectively transferred to Buyer at Closing, and (iii) the obligations listed on Schedule 2.1(c) hereto (collectively the "Assumed Liabilities"). Except as expressly set forth in this paragraph 2.1(c), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Company incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Company and the Shareholder expressly acknowledge and agree that the Company shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, (a) any liability of the Company and/or the Shareholder for Taxes, whether measured by income or otherwise, (b) any liability of the Company in connection with any Plan, Benefit Program or Agreement, including, without limitation, any liability of the Company under ERISA, (c) any liability of the Company under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other legal requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Company's business and/or the facilities used by the Company (whether or not owned by the Company), (d) any product liability pertaining to products sold or manufactured by the Company prior to the Closing Date, (e) any liability for customer rebates or adjustments with respect to any period prior to the Closing Date, (f) any liability or obligation of the Company relating to any default taking place before the Closing Date under any of the Assumed Liabilities to the extent such default created or increased the liability or obligation, or (g) any obligation of the Company to the Shareholder, any Affiliate of the Company or the Shareholder, or any Person claiming to have a right to acquire any capital stock or other securities of the Company. The Company and the Shareholder further agree to satisfy and discharge as the same shall become due all obligations and liabilities of the Company not specifically assumed by the Buyer hereunder.

         2.2 Payment for the Assets. The consideration for the Acquired Assets and each other right acquired by the Buyer pursuant to this Agreement and the other Transaction Documents (the "Purchase Price") will be: (a) Ten Million Five Hundred Thousand Dollars ($10,500,000.00) minus the sum of (i) $352,334 and
(ii) simple interest thereon calculated at a rate of 10% per annum based on the number of days elapsed starting on April 1, 2006 and ending on the Closing Date, which amount shall be paid by the Buyer to Lee H. Edelstein in satisfaction of the Shareholder's liability to him in the same amount (the sum of such numbers, the "Closing Payment Amount"); plus or minus the Purchase Price Adjustment; and
(b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, prior to adjustment on account of the Purchase Price Adjustment, shall be delivered as follows: (i) the Buyer shall pay to the Company an amount equal to the Closing Payment Amount minus Seven Hundred

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and Fifty Thousand Dollars ($750,000) by wire transfer; (ii) Seven Hundred and
Fifty Thousand Dollars ($750,000) shall be retained by the Buyer (the "Balance Sheet Holdback Amount") and distributed in accordance with Section 2.5; and
(iii) the balance of the Purchase Price by the execution and delivery of the Conveyance Documents. The Purchase Price Adjustment shall be paid in accordance with Sections 2.3, 2.4 and 2.5. The Purchase Price shall be allocated, apportioned and adjusted among the Acquired Assets in the manner specified in IRS Form 8594 attached as Schedule 2.2 and the parties agree to abide by such allocations for all tax reporting purposes.

         2.3 Closing Date Balance Sheet. As soon as practical (and in no event later than 90 days after the Closing Date), the Buyer shall cause to be prepared and delivered to the Company (a) a balance sheet for the Company's business and Acquired Assets and Assumed Liabilities dated as of the Closing Date (the "Closing Date Balance Sheet"), and (b) a calculation of the Net Working Capital as of the Closing Date (the "Closing Net Working Capital") based on the Closing Date Balance Sheet, including such schedules and data as may be appropriate to support such calculation and a calculation of the Purchase Price Adjustment (as defined in Section 2.5 below). The Company and its accountants shall be entitled to review the Closing Date Balance Sheet, Buyer's calculations of the Closing Net Working Capital and Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by Buyer or its accountants. Buyer shall also provide the Company and its accountants with timely access, during Buyer's normal business hours, to Buyer's personnel, properties, books and records to the extent related to the determination of the Closing Date Balance Sheet and Closing Net Working Capital.

         2.4 Disputes. The following clauses (a) and (b) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:

                  (a) Within thirty (30) days after delivery to the Company of Buyer's calculation of the Purchase Price Adjustment pursuant to this Article I, the Company may deliver to Buyer a written report (the "Company's Report") prepared by the Company advising Buyer either that the Company: (i) agrees with the Buyer's calculations of the Closing Net Working Capital and the Purchase Price Adjustment; or (ii) deems that one or more adjustments are required. If the Company does not submit a Company's Report within the 30-day period provided herein, then the Closing Net Working Capital and the Purchase Price Adjustment as calculated by Buyer in Section 2.3 shall become final and shall not be subject to further review, challenge or adjustment. If Buyer shall concur with the adjustments proposed by the Company, or if Buyer shall not object thereto in a writing delivered to the Company within thirty (30) days after Buyer's receipt of the Company's Report, the calculations of the Closing Net Working Capital Purchase Price Adjustment set forth in such Company's Report shall become final and shall not be subject to further review, challenge or adjustment.

                  (b) In the event that the Company submits a Company's Report and Buyer and the Company are unable to resolve the disagreements set forth in such report within (30) days after the date of the Company's Report, then such disagreements shall be referred to Berkowitz Dick Pollack & Brant (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment. The Settlement Accountants shall use their best efforts to reach a determination not

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more than thirty (30) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Company if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in the Company's Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from Buyer's calculations as set forth in the deliveries pursuant to Section 2.3 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

         2.5 Purchase Price Adjustment. The "Purchase Price Adjustment" shall be determined as follows: (a) If the Closing Net Working Capital finally determined in accordance with Sections 2.3 and 2.4 above is greater than $1.4 million, then, within five business days of the final determination of the Closing Net Working Capital, the Buyer shall pay to the Company an amount that is equal to: (i) the amount by which the Closing Net Working Capital exceeds $1.4 million; plus (ii) the amount of the Balance Sheet Holdback; (b) if the Closing Net Working Capital finally determined in accordance with Sections 2.3 and 2.4 above is less than $1.4 million, but greater than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the Buyer shall pay to the Company from the Balance Sheet Holdback an amount that is equal to (a) the amount by which the Closing Net Working Capital exceeds $650,000 and the Buyer shall be entitled to the remainder of the Balance Sheet Holdback; (c) if the Closing Net Working Capital finally determined in accordance with Sections 2.3 and 2.4 above is less than $650,000, then, within five business days of the final determination of the Closing Net Working Capital, the Company shall pay to the Buyer an amount that is equal to the amount by which the Closing Net Working Capital is less than $650,000 and the Buyer shall be entitled to the entire Balance Sheet Holdback.

         2.6 Interest. Any and all amounts due from the Buyer or the Sellers pursuant to this Article II will be payable without interest, regardless of when paid.

                                  ARTICLE III
                                    CLOSING.

         3.1      Closing. Unless this Agreement has been terminated pursuant to
Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. on the third business day after the satisfaction of the conditions set forth in Article VI hereof (other than those conditions to be satisfied at Closing), or at such other time and place as the Parties may mutually agree.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                     SHAREHOLDER REGARDING THE TRANSACTION.

         In order to induce the Buyer to purchase the Acquired Assets and enter into the Transaction Documents to which they are a party, each of the Shareholder and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article 4 are correct and complete as of the date hereof and as of the Closing Date.

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         4.1      Authorization of Transaction. The Company and the Shareholder
have full corporate power and authority and legal capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of the Transaction Documents constitutes the valid and legally binding obligations of the Company and the Shareholder party thereto, enforceable in accordance with their respective terms and conditions. Except as set forth on Schedule 4.1, neither of the Company or the Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents. The execution, delivery, and performance of the Transaction Documents to which the Company and the Shareholder are parties have been duly authorized by the Company, the Shareholder, and the shareholders of the Shareholder.

         4.2 Noncontravention. Except as set forth on Schedule 4.2, neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or the Shareholder is subject or any provision of the charter, bylaws, operating agreement or other governing documents of either the Company or the Shareholder; (b) result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Business; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Shareholder is a party or to which any of the Acquired Assets is subject, which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, prospects or operations of the Company or the Shareholder (a "Material Adverse Effect").

         4.3 Brokers' Fees. Except as set forth on Schedule 4.3, neither of the Company or the Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any of the Transaction Documents.

         4.4 The Shareholder. The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and properties (both owned and leased) makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

         4.5 The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents, to sell the Acquired Assets, and to carry out the provisions of the Transaction Documents. The Company is duly qualified and authorized to do business and is in good standing as a foreign entity in all jurisdictions in which the nature of its activities and properties (both owned and leased) makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

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         4.6      Subsidiaries. Except as set forth on Schedule 4.6, neither the
Company nor the Shareholder owns or controls, either directly or indirectly, any equity security or other interest of any Person and neither the Company nor the Shareholder is a participant in any joint venture, partnership or similar arrangement.

         4.7      Capitalization; Voting Rights.

                  (a) All outstanding shares of capital stock of the Company have been issued in compliance with all applicable state and federal laws concerning the issuance of securities, free of any Lien.

                  (b) There exists no option plan or other agreement or understanding between the Company and any Person to purchase equity securities of the Company or which provides for acceleration or other changes in the vesting provisions or other terms of any Company securities, whether as the result of any merger, reorganization, consolidation, sale of assets of the Company, change in control or any other transaction(s) by the Company.

         4.8      Financial Statements. Attached to this Agreement as Schedule
4.8 are the following financial statements for the Shareholder (including its subsidiaries) and the Company (collectively the "Financial Statements"): (i) for the Shareholder, audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, including the notes thereto; (ii) for the Company, unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, together with consolidating statements which include both the Company and the Shareholder financials for all periods, and (iii) for the Company, unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the five (5) months ended May 31, 2006 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and the Shareholder, as the case may be, as of such dates and the results of operations of the Company and the Shareholder, as the case may be, for such periods and are correct and complete and consistent with the books and records of each of the Company and the Shareholder (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         4.9 Absence of Undisclosed Liabilities. The Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, and whether or not known to the Company or the Shareholder), other than those: (i) reflected on or disclosed in the liabilities section of the balance sheet contained in the Most Recent Financial Statements; (ii) incurred in the ordinary course of business since the Most Recent Fiscal Month End (none of which relate to a breach of contract, breach of warranty, tort, infringement or violation of applicable law or which arose from any action or in violation of this Agreement) which in the aggregate are not in excess of $10,000; or (iii) disclosed on Schedule 4.9.

         4.10     Agreements; Action.

                  (a) Except as otherwise specifically contemplated by the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company or the Shareholder or any of their respective, officers, directors, shareholders or Affiliates.

                  (b) Except as set forth on Schedule 4.10(b) (the "Company Contracts"), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or the Shareholder is a party, but in the case of the Shareholder only to the extent they relate to the Business, which may involve: (i) obligations (contingent or otherwise) of, or payments to, any Person in excess of $25,000; or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or the Shareholder (other than licenses arising from the purchase of "off the shelf" or other standard products); or
(iii) a guaranty of any indebtedness or obligations of any Person; or (iv) a covenant not to compete or other restriction on the Company's or the Shareholder's ability to conduct a business or engage in any other activity; or
(v) any agreement for employment of any officer or other employee; or (vi) any collective bargaining agreement or other agreement with any labor union, employee representative or group of employees; or (vii) any agreement or lease under which the Company or the Shareholder leases any real or personal property, either as lessor or lessee; or (viii) provisions restricting the development, delivery or distribution of the Company's or the Shareholder's products or services; or (ix) indemnification by the Company or the Shareholder's with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the Ordinary Course of Business); or (x) agreements providing warranty or extended service obligations to customers.

                  (c) Except as set forth on Schedule 4.10(c), each Company Contract is legal, valid, binding and enforceable by or against the Company in accordance with its terms (except, in each case, as enforceability by or against the Company may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity) and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement.

                  (d) Except as set forth on Schedule 4.10(d), since the Most Recent Fiscal Month End, the Company has not: (i) authorized or made any distribution upon or with respect to any equity securities; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Financial Statements) individually in excess of $5,000 or, in the case of indebtedness and/or liabilities individually less than $1,000, in excess of $10,000 in the aggregate; (iii) made any loans or advances to any Person, other than advances for travel expenses in the Ordinary Course of Business; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

                  (e) For the purposes of subsections (c) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons or entities which the Company has reason to believe are Affiliates thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         4.11     Obligations to Related Parties. Except as set forth on
Schedule 4.11, there are no obligations of the Company to any of its respective officers, managers, directors, members, stockholders, employees or other Affiliates other than: (a) for payment of salary for services rendered for the current pay period; and (b) for other standard employee benefits made generally available to all employees. None of the employees, managers, directors, members or stockholders of the Company or the Shareholder, or any members of their immediate families, are indebted to the Company, or have any direct or indirect ownership interest in any Person with respect to which the Company is an Affiliate or with which the Company has a business relationship, or any Person which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company). No employee, manager, director, member, or stockholder of the Company or the Shareholder, or any member of their immediate families has, directly or indirectly, an interest in any contract with the Company (other than employment contracts set forth on the Disclosure Schedule and such contracts as relate to any such Person's ownership of securities of the Company or the Shareholder). The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

         4.12 Changes. Since December 31, 2005, other than those transactions to be consummated in connection with the Closing of the transactions contemplated by this Agreement, except as set forth on Schedule 4.12, there has not been with respect to the Company or the Shareholder (in the case of the Shareholder solely as it relates to the Business):

                  (a) Any change in their respective businesses, assets, liabilities, financial condition, prospects or operations, other than changes in the Ordinary Course of Business, none of which changes individually or in the aggregate has had or is reasonably expected to have (individually or in the aggregate) a Material Adverse Effect.

                  (b) Any resignation or termination of any officer, key employee or group of employees; and neither the Company nor the Shareholder has Knowledge of any impending resignation or termination of employment of any officers, key employees or groups of employees;

                  (c) Any material change in their respective contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting their respective business, assets, liabilities, financial condition, prospects or operations;

                  (e) Any waiver of a valuable right or of a material debt owed to it;

                  (f) Any direct or indirect loans made to any of their respective employees, officers, managers, directors, members or stockholders, other than advances made in the Ordinary Course of Business;

                  (g) Any material change in any compensation arrangement or agreement with their respective employees (other than in the Ordinary Course of Business), officers, managers or directors;

                  (h) Any authorization or payment of any distribution of any kind of their respective assets;

                  (i)      Any labor organization activity;

                  (j) Any debt, obligation or liability incurred, assumed or guaranteed, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

                  (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets or any other sale of assets not in the Ordinary Course of Business;

                  (l) Any change in any agreement to which any one of them is a party or by which any one of them is bound which could reasonably be expected to have a Material Adverse Effect;

                  (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected (or could be reasonably expected to materially and adversely affect) their respective business, assets, liabilities, financial condition, prospects or operations; or

                  (n) Any arrangement or commitment by any of them to do any of the acts described in subsection (a) through (m) above.

         4.13 Title to Properties and Assets; Liens, Etc. Upon Closing, the Company shall have good and marketable title to the Acquired Assets, in each case subject to no Liens, except for those Liens listed on Schedule 4.13. All material tangible personal property included within the Acquired Assets is in good operating condition and repair (ordinary wear and tear excepted) and is reasonably fit and usable for the purpose for which it is proposed to be used by the Company after Closing. The Acquired Assets constitute all properties and assets necessary to conduct the Business and no assets or properties used in the Business by the Company are owned by the Shareholder or any other Affiliate of the Company or the Shareholder.

         4.14     Intellectual Property.

                  (a) Schedule 4.14 lists all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, or other proprietary rights and processes either (i) owned or leased by the Company, or (ii) owned or leased by the Shareholder and used in the Business (the "Intellectual Property"). Neither the Company nor the Shareholder is bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses or agreements arising from the purchase of "off the shelf' or standard products.

                  (b) The Company owns (or has the right to use pursuant to license, sublicense, agreement or permission in writing) all Intellectual Property necessary for the operation of the Business as presently conducted. The Company has taken all reasonable precautions to maintain and protect each item of Intellectual Property.

                  (c) The Company has not received any communications alleging that it has violated or, by conducting the Business as presently conducted and as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person, nor does the Company or the Shareholder have Knowledge of any basis therefor.

                  (d) Neither the Company, nor the Shareholder, has Knowledge that any of the employees of the Company or the Shareholder is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or the Shareholder, as applicable, or that would conflict with their respective business as presently conducted and as presently proposed to be conducted. It is not necessary for the Company to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or the Shareholder, as applicable.

         4.15 Compliance with Other Instruments. Neither the Company nor the Shareholder is currently in violation or default of (a) any term their respective formation documents, or (b) any provision of any mortgage, indenture, material agreement, instrument or contract to which it is party or by which it is bound, where such violation or default has had or reasonably could be expected to have a Material Adverse Effect.

         4.16 Litigation. Except as set forth on Schedule 4.16, there is no action, suit, proceeding or investigation pending or currently threatened against the Company or the Shareholder (a) that questions the validity of the Transaction Documents or the right of the Company or the Shareholder to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, (b) relating to the Business, or (c) which would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect or a change in the equity ownership of the Company; nor does the Company or the Shareholder have any Knowledge that there is any basis for any of the foregoing. Neither of the Company nor the Shareholder is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or the Shareholder currently pending or which the Company or the Shareholder intends to initiate.

         4.17 Tax Returns and Payments. Each of the Company and the Shareholder have timely filed all Tax Returns required to be filed by them. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with applicable laws and regulations. All Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes due and payable by the Company or the Shareholder on or before the Closing (whether or not shown on any Tax Return) have been paid or will be paid prior to the time they become delinquent. There are no Liens for Taxes on the assets of either the Company or the Shareholder. No claim has ever been made by an authority in a jurisdiction where the Company or the Shareholder does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and the Shareholder have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity owner or other Person and have paid over to the proper government authority all Taxes required to be collected from any Person . Neither the Company nor the Shareholder has been advised, and the Company and the Shareholder have no Knowledge, (a) that any of the Tax Returns of the Company or the Shareholder have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to the Taxes of the Company or the Shareholder. There is no liability for any Tax to be imposed upon the properties or assets of the Company or the Shareholder as of the date of this Agreement that is not adequately reserved for in the Financial Statements for the Most Recent Fiscal Month End. Neither the Company nor the Shareholder has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or has liability for the Taxes of any Person under Regulation Section 1.1502-6 of the Code (or any similar provision of any state, local or foreign law), whether as a transferee or successor, by contract or otherwise. No payments under any contracts assumed by the Buyer will obligate it to make any payments that would not be deductible under Section 280G of the Code. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

         4.18 Employees. Except as set forth on Schedule 4.18, neither the Company nor the Shareholder has any collective bargaining agreements with any of its employees. Except as set forth on Schedule 4.18, there is no labor union organizing activity pending or threatened with respect to the Company or the Shareholder. Neither the Company nor the Shareholder is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of the Company and the Shareholder, no employee of the Company or the Shareholder, nor any consultant with whom the Company or the Shareholder has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or the Shareholder because of the nature of the business conducted by the Shareholder or to be conducted by the Company; and to the Knowledge of the Company and the Shareholder, the employment by the Buyer of the employees previously employed by the Company or the Shareholder, and the performance of the Company's or the Shareholder's contracts with any such employees or its independent contractors, to the extent any such contracts are Company Contracts or assigned to the Buyer, will not result in any such violation. Neither the Company nor the Shareholder has received any notice alleging that any such violation has occurred. No employee of the Company or the

Shareholder has been granted the right to continued employment by the Company or the Shareholder or to any material compensation following termination of employment with the Company or the Shareholder. Neither the Company nor the Shareholder has Knowledge that any officer, key employee or group of employees of the Company or the Shareholder intends to terminate his, her or their employment with the Company or the Shareholder, as applicable, nor do the Company or the Shareholder have a present intention to terminate the employment of any of their respective officers, key employees or group of employees.

         4.19 Compliance with Laws; Permits. Neither the Company nor the Shareholder is, or has been, in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Documents and the sale of the Acquired Assets and transfer of the Assured Liabilities to the Buyer, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the date hereof, which will be filed in a timely manner. The Company and the Shareholder have all franchises, permits, licenses and any similar authority necessary for the conduct of the Business.

         4.20 Environmental and Safety Laws. Neither the Company nor the Shareholder is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. No Hazardous Materials are used or have been used, stored, or disposed of by the Company or the Shareholder or, to the Company or the Shareholder's Knowledge, by any other Person on any property owned, leased or used by the Company or the Shareholder.

         4.21     Employee Benefit Plans; ERISA.

                  (a) No Contributions to Benefit Plans. Except as set forth on Schedule 4.21(a) neither the Company nor the Shareholder maintains or contributes to: (i) any incentive, bonus, commission, deferred compensation, severance or termination pay plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (ii) any pension, profit-sharing, equity purchase, equity option, group life insurance, hospitalization insurance, disability, retirement or any other employee benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not;
(iii) any fringe benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; or (iv) any other "employee benefit plan" as such term is defined in Section 3(3) of ERISA.

                  (b) No Penalty or Tax. Neither the Company nor the Shareholder has engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                  (c) No Qualified Plans. Neither the Company nor the Shareholder currently has a "qualified plan" that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                  (d) No Multiemployer Benefit Plans. Neither the Company nor the Shareholder has maintained or contributed to or been required to contribute to a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

         4.22 Accounts Receivable. All accounts receivable included within the Acquired Assets are bona fide accounts receivable which are fully collectible, net of any reserve for doubtful accounts reflected on the face of the balance sheets included in the Financial Statements for the Most Recent Fiscal Month End.

         4.23 Solvency. The Company, the Shareholder and its other subsidiaries, taken as a whole, are Solvent prior to, and will be Solvent after giving effect to, the transactions contemplated by the Transaction Documents. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of the Company or the Shareholder. It is the Company's and the Shareholder's express intention that the Company and the Shareholder will remain Solvent, and the Company and the Shareholder have sufficient capital to carry on their business and transactions as now conducted and as planned to be conducted by the Shareholder in the future after giving effect to the transactions contemplated by the Transaction Documents.

         4.24 Full Disclosure. Neither the Transaction Documents, nor, to the Knowledge of the Company and the Shareholder, any other document delivered by the Shareholder to the Buyer or its attorneys or agents in connection with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

                  The Buyer represents and warrants to the Company as follows as of the date hereof and as of closing:

         5.1 Requisite Power and Authority. The Buyer has all necessary power and authority under all applicable provisions of law to execute and deliver the Transaction Documents to which it is a party and to carry out their provisions. All action on its part required for the lawful execution and delivery of the Transaction Documents to which it is a party have been or will be effectively taken prior to the Closing. Upon their execution and delivery, the Transaction Documents to which it is a party will be valid and binding obligations of the Buyer, enforceable in accordance with their terms, except, in each case, as enforceability by or against the Buyer may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                                   ARTICLE VI
                             CONDITIONS To CLOSING.

         6.1 Conditions to the Buyer's Obligations at the Closing. The obligation of the Buyer to purchase the Acquired Assets and take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

                  (a) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers as are necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents, including without limitation any consents required for the assignment of the Contracts, unless waived in writing by the Buyer.

                  (b) Secretary's Certificate. The Buyer shall have received from the secretary (or person performing similar duties) for each of the Company and the Shareholder a certificate having attached thereto: (i) the entity's charter, bylaws or other organizational documents as in effect at the time of the Closing with a certification that such documents have not been superseded or amended as of the Closing; (ii) resolutions approved by the appropriate Persons authorizing the transactions contemplated hereby; and (iii) a good standing certificate (or similar certificates or documents) issued by the Secretary of State of the State of its jurisdiction of incorporation and any other jurisdiction in which such entity is qualified to do business, dated a recent date before the Closing.

                  (c) Legal Opinion. The Buyer shall have received from legal counsel to the Company and the Shareholder an opinion addressed to the Buyer, dated as of the Closing, in a form reasonably acceptable to the Buyer and its counsel.

                  (d) Outstanding Obligations. There shall be no unpaid obligations of the Company other than those included within the Assumed Liabilities.

                  (e) Proceedings and Conveyance Documents. All proceedings in connection with the transactions contemplated at the Closing and all Conveyance Documents and other documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such counterpart originals or certified or other copies of the Conveyance Documents and such other documents as they may reasonably request.

                  (f) Financial Performance. The following financial performance condition shall have been satisfied by, on an accrual basis: (i) the Net Working Capital of the Company as of the Closing shall be not less than $650,000; and (ii) the revenues of the Company for the five (5) month period ending May 31, 2006, shall have been not less than $6.5 million.

                  (g) Shareholder Approval The shareholders of the Company and the Shareholder shall have approved the Transaction Documents and such approval shall be effective.

                  (h) Release of Liens. The Buyer shall have received evidence satisfactory to the Buyer that any and all Liens that encumber the Acquired Assets have been released prior to Closing.

                  (i) Due Diligence Investigation. The Buyer shall have completed its due diligence investigation, and the results thereof shall be acceptable to the Buyer in its sole and absolute discretion, including without limitation, the Buyer's approval in its sole and absolute discretion of all Post-Execution Schedules.

         6.2 Conditions to Obligations of the Company. The Company's obligation to transfer the Purchased Assets at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                  (a) Performance of Obligations. The Buyer shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Buyer on or before the Closing.

                  (b) Transaction Documents, Contribution and Loan. All of the Transaction Documents shall have been executed and delivered by the parties thereto.

                                   ARTICLE VII
                     PRE CLOSING and POST CLOSING COVENANTS

         7.1 Regular Conduct of the Business and Operations. Until the Closing Date, the Company shall, and the Shareholder shall cause the Company to, operate the Business only in the usual and Ordinary Course of Business and use best efforts to preserve the goodwill and organization of the Business and the relationships with the Company's customers, suppliers, employees and other Persons having business relations with the Company. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, neither the Company nor the Shareholder shall:

                  (a) take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by the Company or the Shareholder in this Agreement;

                  (b) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Company;

                  (c) (i) enter into any contract out of the Ordinary Course of Business or restricting in any material respect the conduct of its business, (ii) make any loans or investments, (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee outside of the Ordinary Course of Business, (iv) redeem, purchase or otherwise acquire directly or indirectly any of the Company's issued and outstanding capital stock, any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, (v) make any distribution or dividends with respect to the Company's capital stock or any other payment to the Shareholder or its Affiliates, if such distribution or dividend would cause the Net Working Capital to not meet the requirements of Section 6.1(f), (vi) amend their respective articles of incorporation, bylaws, certificate of formation, or other organization documents unless such amendment is necessary to comply with the terms of this Agreement or issue or agree to issue any capital stock, or any rights or options to acquire, or securities convertible into or exchangeable for, any of their respective capital stock, (vii) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, manager, shareholder or other insider or Affiliate of the Company or the Shareholder, except in the

Ordinary Course of Business and as described on Schedule 4.11, (viii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any indebtedness or liability (other than trade payables in the Ordinary Course of Business); (ix) purchase, sell, lease or dispose of any material property or assets with an aggregate value in excess of $10,000; (x) delay or postpone the payment of any accounts payable other than in the Ordinary Course of Business;
(xi) accelerate the collection of or discount any accounts receivable outside the Ordinary Course of Business; (xii) make any capital expenditure or commitment therefor in excess of $10,000 individually or in the aggregate;
(xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders outside the Ordinary Course of Business; (xiv) cease from making accruals for Taxes, bonuses, vacation and other customary accruals of the Company outside the Ordinary Course of Business;
(xv) cease from ensuring that accounts payable are current consistent with past practice; (xvi) abstain from making payments of any Taxes, principal or interest on borrowed funds and other customary expenses of the Company as they become due, (xvii) issue or directly or indirectly contract to issue, sell, encumber, assign or transfer any shares of capital stock; or

                  (d) enter into any transaction, arrangement or contract with any Person except on an arm's length basis in the Ordinary Course of Business.

         Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit the Company or the Shareholder from taking any action or omitting to take any action: (i) as required or as expressly contemplated by the Transaction Documents; (ii) with the written consent of the Buyer; or (iii) solely in the case of the Shareholder, in connection with its or its subsidiaries' activities that are unrelated to the Business, provided such action or omission to act complies with Section 7.1(a) and 7.1(b).

         7.2 Buyer's Access to Information and Properties. The Company and the Shareholder shall permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company and the Shareholder (as they relate to the Business) at all times reasonably requested by the Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and properties. The Company and the Shareholder shall make available to the Buyer for examination and reproduction all documents and data of every kind and character relating to the Company and the Shareholder (as they relate to the Business) in possession or control of, or subject to reasonable access by, the Company and/or the Shareholder, including, without limitation, all files, records, data and information relating to the properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company and the Shareholder shall allow the Buyer access to, and the right to inspect, the properties, except to the extent that such properties are operated by a third-party operator, in which case the Company and the Shareholder shall use their respective best efforts to cause the operator of such properties to allow Buyer access to, and the right to inspect, such properties.

         7.3 Notice Regarding Changes. The Company and the Shareholder shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Shareholder inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         7.4 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable legal requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any governmental authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Notwithstanding the foregoing, the Seller will provide final copies of all of the Schedules to this Agreement to the Buyer as soon as practicable and in no event later than ten (10) business days after the date hereof (such Schedules as they may be amended, supplemented or provided to the Buyer after execution of this Agreement, the "Post-Execution Schedules").

         7.5 Casualty Loss. If, between the date of this Agreement and the Closing, any of the properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at the Buyer's election, (i) cause such properties to be repaired or replaced prior to the Closing with properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to the Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         7.6      No Shop. From the date of this Agreement until the earlier of
(i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Shareholder shall not and each of the Company and the Shareholder shall cause its shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in the Company, or any portion of the Acquired Assets, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise the Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

         7.7 Name Change. The Company hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof, including the d/b/a, and further agrees and acknowledges that such names are included with the Acquired Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date. The Company and the Shareholder shall, at or prior to Closing, file an appropriate amendment to the Company's Articles or Certificate of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof, including the d/b/a and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

         7.8 Liability for Transfer Taxes. The Company shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer Indemnified Parties against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the other Transaction Documents. The Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under applicable law. The Buyer's preparation of any such Tax Returns shall be subject to the Company's approval, which approval shall not be withheld unreasonably.

         7.9 Shareholder Approval. On or before July 7, 2006, the Shareholder shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary copy of a Proxy Statement meeting the requirements of
Section 14(a) of the Securities Exchange Act of 1934 and the rules and schedules promulgated thereunder (the "Proxy Statement"). In the event that the SEC does not review or take action with respect to the Proxy Statement, then on the twelfth calendar day after the filing of the preliminary copy of the Proxy Statement, the Shareholder shall file with the SEC and mail to the shareholders of the Shareholder a definitive copy of the Proxy Statement for the purpose of obtaining the consent and affirmative approval of more than fifty percent of the shareholders (or such higher number as is required under applicable law or the governing documents of the Company or the Shareholder) of the Company and the Shareholder approving the execution of this Agreement and the other Transaction Documents and approving the transactions contemplated thereby. In the event that the SEC does review or take action with respect to the Proxy Statement, the Shareholder shall use its best efforts to comply with SEC requests and actions in a manner designed to have the Proxy Statement mailed to its shareholders as promptly as practicable. In any event, on or before July 31, 2006, the Shareholder shall have obtained the written consent of its shareholders sufficient to approve the Agreement under the Shareholder's governing documents and applicable law.

         7.10     Employee Matters.

                  (a) Effective as of 12:01 a.m., local time, on the day after the Closing Date, the employment by the Company of the employees listed on
Schedule 7.9 shall terminate and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "Business Employees"), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company.

                  (b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer's benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

                  (c)      Except as specifically set forth in this Agreement:
(i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; (iii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date, other than (A) accrued vacation, sick time and paid time off and (B) any such payment to the extent set forth as a current liability on the Closing Date Balance Sheet; and (iv) the Company shall be responsible for any and all payments to employees arising out of the transactions contemplated hereby required under the Worker Adjustment and Retraining Notification Act or similar state and local laws.

                  (d) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

                  (e) The Company shall permit the Buyer to contact and make arrangements with the Company's employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company's business, and the Company agrees not to discourage any such employees from consulting with the Buyer.

                  (f) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

         7.11 Restrictions on Company Dissolution and Distributions. The Company shall not, and the Shareholder shall take no action to cause or permit the Company to, dissolve, until the later of (a) the Company's payment, or adequate provision for the payment, of all of its obligations pursuant to
Article VIII hereof; or (b) the lapse of more than one year after the Closing Date. The Company shall not, and the Shareholder shall take no action to cause or permit the Company to make any distribution of the proceeds received pursuant to this Agreement until the Company's payment, or adequate provision for the payment, of all of its obligations to the Buyer under this Agreement and to all other creditors of the Company.

         7.12 Certain Tax Matter. The Company and the Shareholder shall be liable for all Taxes of the Company. In addition, in the case of Taxes that are payable with respect to a Straddle Period (as defined below), the Company and the Shareholder shall pay to the Buyer an amount equal to the Tax for such Straddle Period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. "Straddle Period" means any Tax period that begins before the Closing Date and ends after the Closing Date.

         7.13 Further Actions. In case at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

         7.14 Compliance With Law. The Company shall, and the Shareholder shall cause the Company to, comply with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of its properties, including, without limitation, the timely filing of all Tax returns required to be filed by it and the timely payment of all Taxes that become due and payable.

         7.15     Non-Compete, Non-Solicitation and Confidentiality.

                  (a) Non-Compete. The Company and the Shareholder agree that from the date of Closing and for a period of three (3) years thereafter (the "Non-Compete Period"), neither they nor any Affiliate (collectively, the "Restricted Parties") will, directly or indirectly, as partner, shareholder, member, officer, director, employee, consultant, independent contractor, joint venturer, investor, lender or otherwise, participate in any business or enterprise engaged anywhere in the United States (the "Restricted Area") in the provision of any services which are the same as, substantially similar to or competitive with the Business and the services which the Company was designing, developing, selling or providing, at any time prior to the Closing Date. Competitive activities within the Restricted Area shall include, without limitation, any call or communication that either originates from or is directed to a Person in the United States, without regard for where any other Person participating in such communication may reside.

                  (b) Non-Solicitation. Without the prior consent of the Buyer, none of the Restricted Parties shall during the Non-Compete Period, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the Company),
(i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business with respect to business in the Restricted Area, nor shall such Restricted Parties make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

                  (c) Confidentiality. Such Restricted Parties shall not at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by such Restricted Parties with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by such Restricted Party in confidence and as a fiduciary, and such Restricted Party shall remain a fiduciary to the Buyer with respect to all of such information.

                  (d) Injunctive Relief. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Restricted Party of any or all of the covenants and agreements contained in this Section
7.15 may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Restricted Party recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.15 by such Restricted Party and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.15 shall be construed to prevent Buyer from seeking and recovering from a Restricted Party damages sustained by it as a result of any breach or violation by such Restricted Party of any of the covenants or agreements contained herein.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 General Indemnification by the Company Indemnifying Parties. The Company and the Shareholder (individually a "Company Indemnifying Party" and collectively the "Company Indemnifying Parties"), jointly and severally, shall indemnify and hold the Buyer, and its successors and assigns, partners, manager, officers and its Affiliates (as applicable, the "Buyer Indemnified Party") harmless from and against any and all loss, liability, claim, damage, cost or expense (including without limitation diminution in value and reasonable attorneys' fees and expenses) (a "Loss"), whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty under Article IV of this Agreement, (ii) any breach of any covenant or other agreement in the Transaction Documents by any Company Indemnifying Party, (iii) any liabilities of the Company other than the Assumed Liabilities and (iv) any liabilities relating to the Business occurring on or before the Closing Date other than the Assumed Liabilities. No claim for indemnification under this Section 8.1 shall be made unless the claims for Losses by the Buyer Indemnified Parties exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then the Company and the Shareholder will be obligated to indemnify the Buyer Indemnified Parties for all Losses, including the initial $50,000 and the maximum aggregate Losses for which the Company Indemnifying Parties shall be liable to the Buyer shall not exceed $7,500,000, plus the actual amount of the Buyer' costs of enforcement of these indemnification obligations. All materiality qualifications contained in the Company's and/or the Shareholder's representations and warranties made in ARTICLE IV of this Agreement or any other Transaction Document, including the term "Material Adverse Effect", will be taken into account under this ARTICLE VII solely for purposes of determining whether a breach or violation of such representation or warranty has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such materiality qualifications will be ignored and not given effect for purposes of determining the amount of any Losses resulting from any such breach or violation.

         8.2 General Indemnification by Buyer. The Buyer shall indemnify and hold the Company and the Shareholder, their successors and assigns, stockholders, directors and officers (as applicable, the "Company Indemnified Party"), harmless from and against any and all Losses, whether or not involving a third party claim, which it may incur, directly or indirectly, as a result of or arising from, (i) any inaccuracy in any representation or warranty of the Buyer under the Transaction Documents and (ii) any breach of any covenant or other agreement in the Transaction Documents by the Buyer. No claim for indemnification under this Section 8.2 shall be made unless the claims for Losses by the Company Indemnified Party exceed $50,000 in the aggregate provided, that if the total amount of all such Losses exceeds such amount, then the Buyer will be obligated to indemnify the Company Indemnified Party for all Losses, including the initial $50,000 and the maximum aggregate Losses for which the Buyer shall be liable to the Company Indemnified Party shall not exceed $750,000, plus the actual amount of the Company Indemnified Party's costs of enforcement of these indemnification obligations

         8.3 Indemnification Procedures. Any claim or demand for indemnification under this Article VIII ("Claim(s)") shall be asserted and resolved as follows:

                  (a) In the event that any Buyer Indemnified Party or any Company Indemnified Party (as the case may be, "Indemnified Party") has a Claim against, respectively, any Company Indemnifying Party, or the Buyer (as the case may be, "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall give the Indemnifying Party written notice (a "Claim Notice") of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Indemnified Party to indemnity hereunder (including, but not limited to, references to the provisions hereof upon which the Indemnified Party is relying in making such claim).

                  (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party: (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute; and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                  (c) In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (subject to any rights of appeal) and, on an ongoing basis, all indemnifiable costs and reasonable expenses of the Indemnified Party with respect thereto, including interest from the date such costs and reasonable expenses were incurred; provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (d) An Indemnified Party shall not be entitled to indemnification under this Article 8 unless notice of a claim for indemnity shall have been given within the applicable survival and/or notice period, if any, set forth in Section 8.4 below.

                  (e) Any indemnification payment required to be made pursuant to this Agreement shall be (a) reduced by any insurance proceeds actually received by the Indemnified Party or any of its Affiliates with respect to the item giving rise to the indemnification payment and (b) reduced to take account of any net Tax benefit "actually realized" by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the incurrence or payment of an indemnified amount. Any indemnification payment hereunder shall initially be made without regard to adjustment for net Tax benefit under this Section 8.1 and shall be increased or reduced to reflect any such net Tax benefit within ten (10) Business Days after the Indemnified Party would be required to pay but for the incurrence or payment of such indemnified amount. The parties shall make any adjusting payment between each other as is required under this Section 8.1 within ten (10) Business Days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party's liability for taxes and payments to reflect such adjustment shall be made by the Indemnifying Party if necessary within ten (10) Business Days of such determination.

         8.4 Survival of Representations and Warranties. All of the representations and warranties of the Company and the Shareholder contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of thirty-six (36) months thereafter; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4,7, 4.13, 4.14, 4.17, 4.21, 4.23 and 4.24 shall survive the Closing and continue in full
force and effect indefinitely (subject only to the expiration of applicable statutes of limitation). All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or the Shareholder pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company and the Shareholder hereunder solely as of the date of such certificate or instrument. If a Claim is asserted by a Party before the expiration of the survival or limitations period, such asserted Claim shall survive until the final adjudication and resolution of such Claim.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of the Buyer and the Company;

                  (b) By the Buyer in the event of any breach in any material respect by the Company or the Shareholder of any of its representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. (Eastern Time) on the date that is 10 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. (Eastern Time) on the date immediately preceding the date set forth in Section 9.1(f);

                  (c) By the Company in the event of any breach in any material respect by Buyer of any of Buyer's representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is 10 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the date set forth in Section 9.1(f);

                  (d) By the Buyer or the Company if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

                  (e) By the Buyer if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on the business or operation of the Company; or

                  (f) By the buyer, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on August 1, 2006, and by the Shareholder, without any action by any party, at any time on or after 5:00 p.m. (Eastern Time) on October 1, 2006, unless such dates are extended by the written agreement of the Company and the Buyer.

         9.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to 9.1 will give written notice of such termination to the other parties to this Agreement.

         9.3 Effect of Termination. If this Agreement will be terminated pursuant to 9.1, all further obligations of the parties under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.

                                    ARTICLE X
                                 MISCELLANEOUS.

         10.1 Governing Law; Choice of Forum. This Agreement shall be governed in all respects by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and performed entirely in Florida. Each of the Parties submits to the jurisdiction of the state courts of Florida sitting in Palm Beach County or the United States District Court, Southern District of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Units from time to time.

         10.3 Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         10.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.5 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of each of the Parties hereto.

         10.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach, default or noncompliance by another party under the Transaction Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Buyer' part of any breach, default or noncompliance under the Transaction Documents or any waiver on such Party's part of any provisions or conditions of the Transaction Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under the Transaction Documents, by law or otherwise afforded to any Party, shall be cumulative and not alternative.

         10.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party to be notified at the following address:

                  If to the Buyer to:

                  TMS Professional Markets Group, LLC.
                  180 Royal Palm Way
                  Suite 203
                  Palm Beach, FL 33480
                  Attn:    Mike Schmickle
                  (Telefax: (561) 659-9055)

                  with a required copy to:

                  Greenberg Traurig, P.A.
                  Suite 2000
                  401 East Las Olas Boulevard
                  Fort Lauderdale, FL 33301
                  Attn:    David Peck, Esq.
                  (Telefax: (954) 765-1477)

                  If to the Company to:

                  4950 Communications Avenue
                  Suite 300
                  Boca Raton, FL 33431
                  Attn:    Shawkat Raslan
                  (Telefax: (561)   -     )

                  If to the Shareholder:

                  4950 Communications Avenue
                  Suite 300
                  Boca Raton, FL 33431
                  Attn:    Shawkat Raslan
                  (Telefax: (561)   -     )
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

         10.8 Expenses. Each party shall be responsible for its fees and expenses incurred with respect to the negotiation, execution, delivery and performance of the Transaction Documents

         10.9 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in the Transaction Documents, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to the Transaction Documents, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         10.11 Confidentiality. Each Party hereto agrees that, except with the prior written consent of the other Parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs ("Confidential Information") of the other Parties to which such Party has been or shall become privy by reason of the Transaction Documents, discussions or negotiations relating to the Transaction Documents, the performance of its obligations hereunder or the ownership of the Company's limited liability company interests. The provisions of this Section 10.11 shall be in addition to, and not in substitution for, the provisions of any separate confidentiality or nondisclosure agreement executed by one or more of the Parties. The foregoing notwithstanding, Buyer may from time to time disclose certain Confidential Information of the Company to its advisory board, investment committee or similar body and its partners to apprise such parties as to matters relating to the Buyer's investment in the Company.

         10.12 Public Announcements. The timing and content of any public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Buyer and the Shareholder prior to the release of such public announcements.

         10.13 Time of the Essence. Time is of the essence with respect to the performance of all obligations provided herein and the consummation of all transactions contemplated hereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this ASSET PURCHASE AGREEMENT as of the date set forth in the preface hereof.

                                           TELEMANAGEMENT SERVICES, INC.


                                           By:
                                                 -------------------------------
                                           Name:
                                           Title:

                                           ACCESS WORLDWIDE COMMUNICATIONS, INC.


                                           By:
                                                 -------------------------------
                                           Name:
                                           Title:

                                           TMS PROFESSIONAL MARKETS GROUP, LLC


                                           By:
                                                 -------------------------------
                                           Name:
                                           Title:

                                    SCHEDULES
                                    ---------

1.1         Net Working Capital Example
2.1(a)      Excluded Assets
2.1(c)      Assumed Liabilities
2.2         Purchase Price Allocation
4.1         Filings, Consents and Authorizations
4.3         Broker's Fees
4.6         Subsidiaries
4.8         Financial Statements
4.9         Undisclosed Liabilities
4.10(b)     Company Contracts
4.10(c)     Enforceability of Contracts
4.10(d)     No Actions
4.11        Obligations to Related Parties
4.12        Absence of Charges
4.13        Liens
4.14        Intellectual Property
4.18        Employees
4.23        Full Disclosure